Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Plan Governing the Issuance of Restricted Stock Awards for Employees of United Microelectronics Corporation of our reports dated April 28, 2022, with respect to the consolidated financial statements of United Microelectronics Corporation and the effectiveness of internal control over financial reporting of United Microelectronics Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Taipei, Taiwan,
Republic of China
December 28, 2022